WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.

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                                       VOLUNTARY SCHEDULE

   THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM ALBERTSON'S QUARTERLY
   REPORT TO STOCKHOLDERS FOR THE QUARTER ENDED MAY 5, 1994 AND IS QUALIFIED IN ITS ENTIRETY
                             BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

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

REGULATION                  STATEMENT CAPTION                    FIRST QUARTER     FIRST QUARTER
                                                                    05-05-94           04-29-93

5-02(1)           Cash and Cash Items                           $   99,739,000    $   50,568,000
5-02(3)(a)(1)     Notes and Accounts Receivable - Trade            117,603,000        89,142,000
5-02(4)           Allowances for Doubtful Accounts                   1,100,000         1,100,000
5-02(6)           Inventory                                        838,860,000       791,846,000
5-02(9)           Total Current Assets                           1,134,305,000       989,319,000
5-02(13)          Property, Plant and Equipment                  3,179,645,000     2,804,690,000
5-02(14)          Accumulated Depreciation                       1,070,650,000       918,672,000
5-02(18)          Total Assets                                   3,338,799,000     2,968,444,000
5-02(21)          Total Current Liabilities                      1,125,779,000       826,563,000
5-02(22)          Bonds, Mortgages and Similar Debt                509,264,000       717,227,000
5-02(30)          Common Stock                                     253,571,000       126,561,000
5-02(31)          Other Stockholders' Equity                     1,189,703,000     1,060,729,000
5-02(32)          Total Liabilities and Stockholders' Equity     3,338,799,000     2,968,444,000
5-03(b)(1)(a)     Net Sales of Tangible Products                 2,909,808,000     2,719,633,000
5-03(b)(1)        Total Revenues                                 2,908,344,000     2,718,280,000
5-03(b)(2)(a)     Cost of Tangible Goods Sold                    2,187,053,000     2,058,146,000
5-03(b)(2)        Total Costs and Expenses Applicable to
                    Sales and Revenues                           2,187,053,000     2,058,146,000
5-03(b)(4)        Selling, General and Administrative Expenses     566,678,000       526,885,000
5-03(b)(8)        Interest and Amortization of Debt Discount        16,146,000        14,249,000
5-03(b)(10)       Income Before Taxes and Other Items              138,467,000       119,000,000
5-03(b)(11)       Income Tax Expense                                53,310,000        44,863,000
5-03(b)(14)       Income From Continuing Operations                 85,157,000        74,137,000
5-03(b)(18)       Cumulative Effect - Changes in Accounting
                    Principles                                      (6,382,000)
5-03(b)(19)       Net Income                                        78,775,000        74,137,000
5-03(b)(20)       Earnings Per Share                                      0.31              0.29




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